Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 File No. 333-136477) pertaining to Hawthorn Bancshares, Inc. Profit Sharing 401(k) Plan of our report dated June 28, 2016, on our audits of the statements of net assets available for benefits of Hawthorn Bancshares, Inc. Profit Sharing 401(k) Plan as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years ended December 31, 2015 and 2014, which report appears in the December 31, 2015, Annual Report (Form 11-K) of Hawthorn Bancshares, Inc. Profit Sharing 401(k) Plan.

/s/ BKD, LLP

BKD, LLP

St. Louis, Missouri

June 28, 2016